Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Third Quarter Fiscal Year 2012 Results

Reports Q3 In-Line with Guidance; Refines 2012 Outlook; Announces Board Authorization of $500 Million Share Repurchase; Provides Outlook Including Expectation of Positive Free Cash Flow

WATERBURY, Vt.--(BUSINESS WIRE)--August 1, 2012--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its third quarter fiscal year 2012 results for the thirteen and thirty-nine weeks ended June 23, 2012.

Third Quarter Fiscal Year 2012 Performance Highlights

($ in millions except earnings per share)	June 23, 2012	June 25, 2011	% Increase (Decrease)
Net Sales	$869.2	$717.2	21%
Operating Income:
GAAP	$129.7	$119.3	9%
Non-GAAP	$144.2	$131.9	9%
Net Income:
GAAP	$73.3	$56.3	30%
Non-GAAP	$82.9	$75.7	9%
Diluted Income Per Share:
GAAP	$0.46	$0.37	25%
Non-GAAP	$0.52	$0.49	6%
EBITDA - LTM(*)	$714.9	$390.8	83%
Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.
(*) EBITDA is earnings before interest, taxes, depreciation, and amortization. LTM is last twelve months.

“Our third quarter results demonstrate continued business strength and solid fundamentals, particularly in light of the robust comparable quarter we reported in the year ago period,” said Lawrence J. Blanford, GMCR’s President and CEO. “Our Keurig® Single Cup Brewing system continues to revolutionize the way North Americans prepare and consume their single-serve beverages and our proven ability to grow consumer awareness and demand for the system has enabled us to deliver extraordinary results over the past five years.”

“As we become larger, however, our sales growth trajectory will understandably moderate from hyper-growth to a level more in-line with other successful growth businesses,” continued Blanford. “Based upon our current analysis of business fundamentals and the single-serve opportunity, we believe we will deliver annual sales growth in the range of 15% to 20% with annual earnings growth in the mid-teens over the longer term.”

Board Authorized Share Repurchase

GMCR’s Board of Directors has authorized the Company to repurchase up to $500.0 million of its common shares over the next two years, at such times and prices as determined appropriate by the Company's management in collaboration with the Board of Directors. The shares will be purchased with cash on hand, cash from operations, and funds available through our existing credit facility.

“Based on expectations for future growth and the Company’s ability to generate meaningful free cash flow in 2013 and 2014, the Board of Directors has decided to strategically deploy its capital by authorizing the repurchase of common shares from time to time depending on market conditions,” said Michael J. Mardy, Interim Chairman of GMCR’s Board of Directors.

Third Quarter Fiscal Year 2012 Financial Review
Net Sales

Net Sales by Product	Thirteen weeks ended
($ in millions)	June 23,	June 25,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Single-Serve Packs	$638.0	$485.4	$152.6	31%
Brewers and Accessories	139.1	105.4	33.7	32%
Other Products and Royalties	92.1	126.4	(34.3)	(27)%
Total Net Sales	$869.2	$717.2	$152.0	21%

  Approximately 89% of consolidated third quarter fiscal year 2012 net sales were from sales of Keurig® Single Cup Brewers, single-serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of sales of bagged coffee and sales from the office coffee services business.
    The increase in single-serve pack sales was driven by a 28 percentage point increase in sales volume and a 3 percentage point increase in K-Cup® pack net price realization due primarily to price increases implemented during fiscal 2011 to offset higher green coffee and other input costs.
    GMCR sold 1.4 million Keurig® Single Cup Brewers during the third quarter of fiscal year 2012. This brewer shipment number does not account for consumer returns.
    The Company estimates that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 1.5 million Keurig® Single Cup Brewers in the third quarter of fiscal year 2012.
    The third fiscal quarter’s net sales included $20.0 million of sales of new Vue® brewers and Vue® packs. According to data from The NPD Group, Vue® brewer sales were more than two times that of other coffee and espresso makers in its price category in the quarter ending June 2012.
    Other products and royalties declined year-over-year primarily as a result of the sale of the Filterfresh on October 3, 2011.

Operating Metrics

  In the third quarter of fiscal 2012, gross margin declined to 34.9% from 36.8% in the prior year period.
    The decline compared to the prior year period was due in part to under-utilization of the Company’s manufacturing base as a result of lower than expected manufacturing through-put primarily due to lower K-Cup® pack demand and lower-than-planned production levels. An increase in single-serve pack obsolescence also adversely impacted gross margin in the quarter.
    These adverse impacts were partially offset by the single-serve pack net price realization from price increases taken in fiscal 2011 to offset higher green coffee and other input costs experienced in fiscal 2011 and the first half of fiscal 2012, as well as by a decrease in green coffee costs in the third quarter of fiscal 2012 compared to the prior year period.
    The following table quantifies the changes in gross margin period to period:
Change Q3 2011 to Q3 2012
Manufacturing base under-utilization	-320 bps
Net price realization	+250 bps
Increase in obsolescence	-120 bps
Favorable green coffee costs	+110 bps
Vue®-related impact	-110 bps
Lower warranty expense	+60 bps
Other	- 60 bps
  GAAP operating margin of 14.9% of net sales in the third quarter of fiscal year 2012 decreased from 16.6% in the prior year period as a result of the lower gross margin.
  Non-GAAP operating margin, which excludes $3.0 million in expenses associated with the SEC inquiry and pending litigation in the quarter, as well as $11.5 million in amortization of identifiable intangibles related to the Company’s acquisitions, was 16.6% of net sales in the third quarter of fiscal year 2012 compared to 18.4% in the prior year period.
  The Company’s effective income tax rate was 39.6% for the third quarter of fiscal year 2012 as compared to a 35.8% effective tax rate for the prior year period. The increase is attributable to the extension of the 2011 Federal R&D credit in the third quarter of the prior year and lower stock option activity in the current quarter.
  Diluted weighted average shares outstanding as of the end of the third quarter of fiscal year 2012 increased to 159.3 million from 153.3 million from the prior year period.

Balance Sheet & Cash Flow Highlights

“We are pleased with the strength of our balance sheet including our low debt ratio,” said Frances G. Rathke, GMCR’s Chief Financial Officer. “As part of our ongoing efforts to drive efficiencies in our single-serve pack inventory management and distribution, we have reduced our forward-weeks coverage on hand from our fiscal second quarter.”

“Our higher overall inventory dollar balance in the third quarter of fiscal 2012 compared to the same period in fiscal 2011 is largely driven by increases in Keurig® brewer finished goods resulting from expected first quarter fiscal 2013 holiday demand,” continued Rathke. “In order to ensure brewer availability on retail shelves for the holiday season, all of our anticipated holiday brewer units must be on hand in North America by early October, leading to brewer and accessories inventory build beginning in our fiscal third quarter and continuing into our fiscal fourth quarter.”

Balance Sheet & Cash Flow Highlights
($ in millions)	June 23,	June 25,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Cash and cash equivalents	$149.1	$106.8	$42.3	40%
Accounts receivable, net	$265.9	$229.4	$36.5	16%
Inventories	$667.0	$417.5	$249.5	60%
Raw materials & supplies	$243.0	$116.9	$126.1	108%
Coffee	$153.0	$70.8	$82.2	116%
Packaging & other raw materials	$90.0	$46.1	$43.9	95%
Finished goods	$424.0	$300.6	$123.4	41%
Brewers & accessories	$301.5	$174.2	$127.3	73%
Single-serve packs	$95.6	$103.0	$(7.4)	(7)%
Other	$26.9	$23.4	$3.5	15%
Debt outstanding and capital lease obligations	$409.1	$421.9	$(12.8)	(3)%
Thirty-nine weeks cash provided by operating activities	$488.2	$174.7	$313.5	179%
Thirty-nine weeks free cash flow (*)	$182.7	$(0.8)	$183.5	N/A
(*)Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fourth Quarter and Fiscal Year 2012

In its guidance for its fourth quarter (which contains 14 weeks), the Company refined estimates for its fiscal year 2012.

For the fourth quarter of fiscal year 2012, the Company anticipates:

  Total net sales in the range of $889.9 million to $925.5 million, or net growth of 25% to 30%, from $711.9 million in the fourth quarter of fiscal year 2011.
  Fourth quarter 2012 non-GAAP earnings per diluted share in a range of $0.45 to $0.50 per diluted share, excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; amortization of identifiable intangibles related to the Company’s acquisitions; and any impact from anticipated Company share repurchases.
  We anticipate the fiscal 2012 fourth quarter tax rate to be similar to the 37.7% year to date tax rate. Last year’s fourth quarter tax rate was 23.7% primarily attributable to the release of valuation allowances related to a $17.7 million capital loss carryforward and a $5.4 million net operating loss carryforward in the fourth quarter of fiscal 2011.

For its fiscal year 2012, the Company anticipates:

  Total net sales in the range of $3.79 billion to $3.84 billion, or net growth of 43% to 45%, from $2.65 billion in fiscal year 2011.
  Fiscal year 2012 non-GAAP earnings per diluted share in a range of $2.21 to $2.26 per diluted share, excluding approximately $0.20 per share due to the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; any gain from the sale of the Filterfresh business; and any impact from anticipated Company share repurchases.
  Capital expenditures in the range of $475 to $525 million, down from prior estimates of $525 to $575 million.
  Slightly negative free cash flow for fiscal 2012.

Company Outlook for Fiscal Year 2013

The Company provided its outlook for its fiscal year 2013:

  Total net sales growth in the range of 15% to 20% over fiscal 2012.
  Fiscal year 2013 non-GAAP earnings per diluted share in a range of $2.55 to $2.65 per diluted share, excluding approximately $0.18 per share due to the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; and, any impact from anticipated Company share repurchases.
  Capital expenditures in the range of $380 million to $430 million.
  Free cash flow in the range of $100 million to $150 million.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s acquisitions including the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition; any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending litigation; and non-cash related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, August 1, 2012. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com. As a result, the conference call will include only brief remarks by management followed by a question and answer session. The call along with accompanying slides is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 5540931 from 9:00 p.m. ET on August 1, 2012 through 9:00 p.m. ET on Sunday, August 5, 2012.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	June 23,	June 25,
	2012	2011
Net sales	$869,194	$717,210
Cost of sales	565,883	453,130
Gross profit	303,311	264,080

Selling and operating expenses	117,982	95,512
General and administrative expenses	55,601	49,258
Operating income	129,728	119,310

Other income (expense), net	229	(233)
Loss on financial instruments, net	3,032	482
Gain on foreign currency, net	(5,068)	(981)
Interest expense	(6,157)	(29,830)
Income before income taxes	121,764	88,748

Income tax expense	(48,244)	(31,778)
Net Income	$73,520	$56,970

Net income attributable to noncontrolling interests	224	622

Net income attributable to GMCR	$73,296	$56,348

Basic income per share:
Basic weighted average shares outstanding	155,459,690	147,663,350
Net income per common share - basic	$0.47	$0.38

Diluted income per share:
Diluted weighted average shares outstanding	159,299,578	153,344,389
Net income per common share - diluted	$0.46	$0.37

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirty-nine	Thirty-nine
	weeks ended	weeks ended
	June 23,	June 25,
	2012	2011
Net sales	$2,912,462	$1,939,016
Cost of sales	1,959,509	1,288,481
Gross profit	952,953	650,535

Selling and operating expenses	370,445	253,546
General and administrative expenses	157,349	134,788
Operating income	425,159	262,201

Other income (expense), net	1,589	933
Loss on financial instruments, net	(214)	(11,819)
Gain on foreign currency, net	1,231	4,643
Gain on sale of subsidiary	26,311	-
Interest expense	(18,662)	(52,560)
Income before income taxes	435,414	203,398

Income tax expense	(163,949)	(78,171)
Net Income	$271,465	$125,227

Net income attributable to noncontrolling interests	724	1,095

Net income attributable to GMCR	$270,741	$124,132

Basic income per share:
Basic weighted average shares outstanding	155,071,117	143,606,691
Net income per common share - basic	$1.75	$0.86

Diluted income per share:
Diluted weighted average shares outstanding	159,364,440	149,357,480
Net income per common share - diluted	$1.70	$0.83

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	June 23,	September 24,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$138,988	$12,989
Restricted cash and cash equivalents	10,096	27,523
Receivables, less uncollectible accounts and return allowances of $39,389 and $21,407 at June 23, 2012 and September 24, 2011, respectively	265,862	310,321
Inventories	667,005	672,248
Income taxes receivable	7,810	18,258
Other current assets	23,812	28,072
Deferred income taxes, net	45,598	36,231
Current assets held for sale	-	25,885
Total current assets	1,159,171	1,131,527

Fixed assets, net	846,323	579,219
Intangibles, net	496,793	529,494
Goodwill	791,197	789,305
Other long-term assets	43,646	47,759
Long-term assets held for sale	-	120,583

Total assets	$3,337,130	$3,197,887

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$9,271	$6,669
Accounts payable	215,153	265,511
Accrued compensation costs	37,913	43,260
Accrued expenses	108,085	92,120
Income tax payable	77,626	9,617
Deferred income taxes, net	-	243
Other current liabilities	23,827	34,613
Current liabilities related to assets held for sale	-	19,341
Total current liabilities	471,875	471,374

Long-term debt and capital lease obligations	399,841	575,969
Deferred income taxes, net	212,101	189,637
Other long-term liabilities	28,603	27,184
Long-term liabilities related to assets held for sale	-	474

Commitments and contingencies

Redeemable noncontrolling interests	9,828	21,034

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 155,526,602 and 154,466,463 shares at June 23, 2012 and September 24, 2011, respectively	15,553	15,447
Additional paid-in capital	1,534,166	1,499,616
Retained earnings	678,891	411,727
Accumulated other comprehensive income (loss)	(13,728)	(14,575)
Total stockholders' equity	2,214,882	1,912,215

Total liabilities and stockholders' equity	$3,337,130	$3,197,887

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Thirty-nine	Thirty-nine
	weeks ended	weeks ended
	June 23,	June 25,
	2012	2011
Cash flows from operating activities:
Net income	$271,465	$125,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89,221	50,176
Amortization of intangibles	34,496	29,587
Amortization deferred financing fees	4,538	4,643
Loss on extinguishment of debt	-	19,732
Unrealized gain of foreign currency	(535)	(4,956)
Loss on disposal of fixed assets	2,103	421
Gain on sale of subsidiary, excluding transaction costs	(28,914)	-
Provision for doubtful accounts	2,084	2,315
Provision for sales returns	83,170	48,755
Unrealized loss on financial instruments, net	112	7,671
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	4	38
Excess tax benefits from equity-based compensation plans	(12,449)	(29,175)
Deferred income taxes	13,198	3,343
Deferred compensation and stock compensation	13,811	7,686
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(37,895)	(58,229)
Inventories	6,464	(118,113)
Income tax receivable/payable, net	91,032	25,533
Other current assets	4,014	2,371
Other long-term assets, net	(608)	(11,552)
Accounts payable	(59,130)	49,134
Accrued compensation costs	(5,024)	(1,106)
Accrued expenses	15,341	12,054
Other current liabilities	(3,909)	(2,388)
Other long-term liabilities	5,593	11,541
Net cash provided by operating activities	488,182	174,708

Cash flows from investing activities:
Change in restricted cash	(461)	98
Proceeds from notes receivable	240	449
Acquisition of LJVH Holdings, Inc. (Van Houtte), net of cash acquired	-	(907,835)
Proceeds from sale of subsidiary, net of cash transferred	137,733	-
Capital expenditures for fixed assets	(305,532)	(175,474)
Proceeds from disposal of fixed assets	340	850
Other investing activities	-	(158)
Net cash used in investing activities	(167,680)	(1,082,070)

Cash flows from financing activities:
Net change in revolving line of credit	(208,678)	165,835
Proceeds from issuance of common stock under compensation plans	8,392	9,577
Proceeds from issuance of common stock for private placement	-	291,096
Cash distributions to redeemable noncontrolling interests shareholders	(513)	(702)
Proceeds from issuance of common stock in public equity offering	-	673,048
Financing costs in connection with public equity offering	-	(25,685)
Excess tax benefits from equity-based compensation plans	12,449	29,175
Principal payments under capital lease obligations	(4,255)	(7)
Proceeds from borrowings of long-term debt	-	796,375
Deferred financing fees	-	(45,821)
Repayment of long-term debt	(6,231)	(906,708)
Net cash (used in) provided by financing activities	(198,836)	986,183

Change in cash balances included in current assets held for sale	5,160	(8,248)

Effect of exchange rate changes on cash and cash equivalents	(827)	1,164

Net increase in cash and cash equivalents	125,999	71,737
Cash and cash equivalents at beginning of period	12,989	4,401
Cash and cash equivalents at end of period	$138,988	$76,138

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$34,293	$26,970

Non cash financing and investing activities:
Fixed Assets acquired under capital lease obligations/vendor notes	$44,174	$-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Thirteen weeks ended June 23, 2012	Thirteen weeks ended June 25, 2011
	Operating income	$129,728	$119,310
	Expenses related to SEC inquiry (1)	2,996	799
	Amortization of identifiable intangibles (2)	11,475	11,794
	Non-GAAP operating income	$144,199	$131,903

		Thirteen weeks ended June 23, 2012	Thirteen weeks ended June 25, 2011
	Net income attributable to GMCR	$73,296	$56,348
	After tax:
	Expenses related to SEC inquiry (1)	1,759	513
	Amortization of identifiable intangibles (2)	7,876	7,859
	Loss on extinguishment of debt (3)	-	11,027
	Non-GAAP net income	$82,931	$75,747

		Thirteen weeks ended June 23, 2012	Thirteen weeks ended June 25, 2011
	Diluted income per share	$0.46	$0.37
	After tax:
	Expenses related to SEC inquiry (1)	0.01	0.00
	Amortization of identifiable intangibles (2)	0.05	0.05
	Loss on extinguishment of debt (3)	-	0.07
	Non-GAAP net income per share	$0.52	$0.49

(1)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents the write-off of debt issuance costs and original issue discount, net of tax, primarily associated with the extinguishment of the Term B loan under the Credit Agreement.

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Thirty-nine weeks ended June 23, 2012		Thirty-nine weeks ended June 25, 2011
	Operating income	$425,159		$262,201
	Acquisition-related expenses (1)	-		10,573
	Expenses related to SEC inquiry (2)	4,811		7,193
	Amortization of identifiable intangibles (3)	34,496		29,587
	Non-GAAP operating income	$464,466		$309,554

		Thirty-nine weeks ended June 23, 2012		Thirty-nine weeks ended June 25, 2011
	Net income attributable to GMCR	$270,741		$124,132
	After tax:
	Acquisition-related expenses (1)	-		14,524
	Expenses related to SEC inquiry (2)	2,889		4,442
	Amortization of identifiable intangibles (3)	23,658		19,514
	Loss on extinguishment of debt (4)	-		11,027
	Gain on sale of subsidiary (5)	(16,685)		-
	Non-GAAP net income	$280,603		$173,639

		Thirty-nine weeks ended June 23, 2012		Thirty-nine weeks ended June 25, 2011
	Diluted income per share	$1.70		$0.83
	After tax:
	Acquisition-related expenses (1)	-		0.10
	Expenses related to SEC inquiry (2)	0.02		0.03
	Amortization of identifiable intangibles (3)	0.15		0.13
	Loss on extinguishment of debt (4)	-		0.07
	Gain on sale of subsidiary (5)	(0.10)		-
	Non-GAAP net income per share	$1.76	*	$1.16

	* Does not sum due to rounding.

(1)	Represents direct acquisition-related expenses of $10.6 million ($9.8 million after-tax); the write-off of deferred financing expenses as part of new debt financing of $2.6 million ($1.6 million after-tax); and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax). In addition, the Company recognized a $2.1 million tax expense related to the reversal of nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and a $3.0 million tax benefit related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that were deemed deductible in accordance with tax regulations enacted in the second quarter of fiscal 2011. This combined tax affect was reversed for purposes of this non-GAAP table.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents the write-off of debt issuance costs and original issue discount, net of tax, primarily associated with the extinguishment of the Term B loan under the Credit Agreement.
(5)	Represents the gain recognized on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com